EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Brooks Automation, Inc.

Chelmsford, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S3 (No. 333-212703) and Form S-8 (No. 333-216312, No. 333-202005, 333-142873 and 333-123242) of Brooks Automation, Inc. of our report dated November 5, 2015, except for the effect of changes to disclosure for segment reporting, equity method investments and adoption of ASU 2015-17 discussed in Note 18, Note 7 and Note 10 (no longer included), respectively, as to which the date is November 29, 2016, relating to the consolidated financial statements for the year ended September 30, 2015, which appears in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

November 17, 2017